Exhibit 23.1
[KPMG LETTERHEAD]
The Board of Directors
Wipro Limited
Doddakannelli
Sarjapur Road
Bangalore – 560 035
Karnataka
India
September 29, 2005
Dear Sirs
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8, as amended (No. 333-111164) of Wipro Limited and subsidiaries (the “Company”), of our report dated April 22, 2005, relating to the consolidated balance sheets of the Company as of March 31, 2005, and 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2005, which report appears in the Company’s Annual Report on Form 20-F for the year ended March 31, 2005, filed under the Securities Exchange Act of 1934, as amended, on June 13, 2005.
Yours faithfully
/s/KPMG

KPMG
Bangalore, India